UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material under § 240.14a-12

Inland American Real Estate Trust, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

The Annual Meeting for Inland American Stockholders is scheduled for December 15, 2014 at 1:00 p.m. at The Westin in Lombard, IL. By now, all stockholders should have received their proxy package or notice of proxy in the mail. Included in the proxy package is a notice of our annual meeting, our proxy statement, a proxy card and voting instructions on how to cast your vote.

Your vote is very important, regardless of how many shares you own. Your immediate response will prevent repeated calls to you from our proxy solicitors, save Inland American significant additional expense associated with soliciting stockholder votes and will help avoid potential delays in conducting our meeting.

If you have not received your proxy package or if you have any questions or would like to place your vote, please don’t hesitate to contact our Proxy Services team at 800-690-6903.

Xenia Hotels & Resorts Spin-Off Update

On October 9th, Xenia Hotels & Resorts, Inc. (“Xenia”) filed an amendment to the Form 10 with the SEC related to its potential spin-off into a standalone, publicly traded lodging REIT. This amendment is the next step in the process for the listing of Xenia. We currently anticipate that the spin-off will occur in the next two to six months.

New Estimated Share Value

Each year Inland American publishes an estimated share value to assist broker dealers in complying with the account statement reporting rules published by the Financial Industry Regulatory Authority. With the announced potential spin-off of Xenia by Inland American, the timing of Inland American’s new estimated share value is uncertain.

If the spin-off is consummated, we currently plan to publish a new estimated share value in closer proximity to the Xenia spin-off date. Regardless of the timing, once the new estimated share value is determined, we will communicate it to our stockholders.

Cash Distribution

Enclosed is a check for your cash distribution equaling $0.041666667 per share for the month of October 2014. If you have invested through a trustee, a distribution statement is enclosed in lieu of a check. As a reminder, with the potential spin-off of Xenia, the distribution reinvestment plan (“DRP”) and share repurchase program have been suspended until further notice. Any stockholders who previously received their monthly distributions through the DRP will now receive a check or distribution statement showing their monthly distribution deposits.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks Chairman of the Board	Thomas P. McGuinness President

cc: Trustee

Broker Dealer

Financial Advisor

Forward-looking statements in this letter, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies and future events, including the sale of our suburban select service hotel portfolio, the number of properties that will be sold in the transaction, the anticipated cash proceeds from the transaction, the anticipated timing of closing of such sale transaction, the receipt of necessary approvals and satisfaction of closing conditions, our ability to successfully execute strategic transactions and provide liquidity events to our stockholders and the anticipated timing of the planned spin-off of Xenia Hotels & Resorts, Inc., among other things, each of which involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, if the closing conditions to the sale transaction are not satisfied or approvals necessary to the sale transaction are not obtained within the anticipated time frames or at all, purchase price adjustments in accordance with the terms of the purchase agreement, indemnification obligations, and other risks described in our filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. This letter shall not constitute an offer to sell or the solicitation of an offer to buy any securities.